News Release

Contact: W. Michael Madden

Senior Vice President & CFO

(615) 872-4995

KIRKLAND’S REPORTS FIRST QUARTER RESULTS

JACKSON, Tenn. (May 30, 2008) — Kirkland’s, Inc. (NASDAQ: KIRK) today reported financial results for the 13-week period ended May 3, 2008.

Net sales for the 13-week period ended May 3, 2008, increased 2.1% to $84.1 million from $82.3 million for the 13-week period ended May 5, 2007. Comparable store sales for the first quarter of fiscal 2008 increased 4.3% compared with an 18.8% comparable stores sales decrease in the first quarter of fiscal 2007. Comparable store sales in mall stores increased 9.3% for the first quarter, and comparable store sales in off-mall stores increased 2.0%. The Company opened 2 stores and closed 12 stores during the quarter to end the period with 325 stores.

The Company reported a net loss of $2.6 million, or $0.13 per diluted share, for the 13-week period ended May 3, 2008, compared with a net loss of $7.5 million, or $0.38 per diluted share, in the 13-week period ended May 5, 2007. The reported net loss for the first quarter of fiscal 2008 included no tax benefit for the period, while the reported net loss for the first quarter of fiscal 2007 included a tax benefit of $5.0 million, or $0.26 per diluted share.

Robert Alderson, Kirkland’s President and Chief Executive Officer, said, “The first quarter results reflect strong merchandising execution and the benefits of aggressive financial initiatives that have reduced our operating costs, improved cash flow and strengthened our liquidity. During the quarter, we experienced improved customer conversions as shoppers have reacted very favorably to our merchandise mix. The positive comparable store sales and trimming of unproductive stores led to leveraging of occupancy and distribution costs. Combined with an improvement in merchandise margin and a year-over-year reduction in operating costs of almost $5 million, we were able to post a significant improvement in our pre-tax results.

“We are encouraged by this start to fiscal 2008 and the demonstrated benefits of our merchandising and financial initiatives. We anticipate that our sequential quarterly results will fluctuate as we progress through the year, but we are confident we will post significant year-over-year improvement in each quarter during fiscal 2008.”

Investor Conference Call and Web Simulcast
Kirkland’s will host a conference call on May 30, 2008, at 11:00 a.m. ET to discuss its results of operations for the first quarter of fiscal 2008. The number to call for this interactive teleconference is (303) 262-2130. A replay of the conference call will be available through June 6, 2008, by dialing (303) 590-3000 and entering the confirmation number, 11113357#.

The live broadcast of Kirkland’s quarterly conference call will be available online at the Company’s website, www.kirklands.com, or at http://www.videonewswire.com/event.asp?id=48252 on May 30, 2008, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue through June 6, 2008.

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431 Smith Lane – Jackson, Tennessee 38301 – 731-988-3600

KIRK Reports First Quarter Results

May 30, 2008

Kirkland’s, Inc. was founded in 1966 and is a specialty retailer of home décor in the United States.  Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 325 stores in 34 states.  The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products.  The Company’s stores also offer an extensive assortment of gifts, as well as seasonal merchandise.  More information can be found at www.kirklands.com.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on May 1, 2008. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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KIRK Reports First Quarter Results

May 30, 2008

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share amounts)

	13 Week Period Ended
	May 3,	May 5,
	2008	2007
Net sales	$84,077	$82,314
Cost of sales	57,169	60,083

Gross profit	26,908	22,231
Operating expenses:
Other operating expenses	24,699	29,639
Depreciation and amortization	4,682	5,017
Store impairment charge	352	273

Operating loss	(2,825)	(12,698)
Interest expense	30	27
Interest income	(31)	(179)
Other income	(272)	(58)

Loss before income taxes	(2,552)	(12,488)
Income tax benefit	—	(4,989)

Net loss	$(2,552)	$(7,499)

Earnings per share:
Basic	$(0.13)	$(0.38)

Diluted	$(0.13)	$(0.38)

Shares used to calculated earnings per share:
Basic	19,606	19,483

Diluted	19,606	19,483

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KIRK Reports First Quarter Results

May 30, 2008

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in thousands)

	May 3, 2008	February 2, 2008	May 5, 2007
ASSETS
Current assets:
Cash and cash equivalents	$5,668	$5,820	$293
Inventories, net	41,578	41,246	49,221
Other current assets	7,051	10,868	13,172

Total current assets	54,297	57,937	62,686
Property and equipment, net	58,146	63,002	69,547
Other long-term assets	1,219	1,196	2,727

Total assets	$113,662	$122,132	$134,960

LIABILITIES AND SHAREHOLDERS’ EQUITY
Revolving line of credit	$—	$—	$1,442
Accounts payable	15,271	15,786	15,985
Other current liabilities	22,521	25,566	21,764

Total current liabilities	37,792	41,352	39,191
Deferred rent and other long-term liabilities	35,785	38,210	35,160

Total liabilities	73,577	79,562	74,351

Net shareholders’ equity	40,085	42,570	60,609

Total liabilities and shareholders’ equity	$113,662	$122,132	$134,960

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KIRK Reports First Quarter Results

May 30, 2008

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	13 Week Period Ended
	May 3, 2008	May 5, 2007
Net cash provided by (used in):
Operating activities	$260	$(22,879)
Investing activities	(433)	(3,662)
Financing activities	21	1,476

Cash and cash equivalents:
Net decrease	$(152)	$(25,065)
Beginning of period	5,820	25,358

End of period	$5,668	$293

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